UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2018

Kala Pharmaceuticals, Inc.

(Exact Name of Company as Specified in its Charter)

Delaware	001-38150	27-0604595
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Beaver Street, Suite 201
Waltham, MA 02453

(Address of Principal Executive Offices) (Zip Code)

Company’s telephone number, including area code: (781) 996-5252

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 7.01.  Regulation FD Disclosure.

On August 23, 2018, Kala Pharmaceuticals, Inc. (the “Company”), issued a press release announcing that the U.S. Food and Drug Administration (the “FDA”) has approved its New Drug Application (“NDA”) for INVELTYSTM (loteprednol etabonate ophthalmic suspension) 1% for the treatment of post-operative inflammation and pain following ocular surgery.  The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On August 23, 2018, the Company made available a presentation entitled “Innovation In Ophthalmology — INVELTYSTM Approval — August 2018” through the “Investors & Media” section of the Company’s website (http://www.kalarx.com) under the “Events and Presentations” tab.  The presentation will be available for future review for two weeks after August 23, 2018.  The information contained in, or that can be accessed through, the Company’s website is not a part of this filing.

The information in this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is furnished under Item 7.01 of Form 8-K, and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 8.01. Other Events.

On August 23, 2018, the Company announced that the FDA has approved its NDA for INVELTYSTM (loteprednol etabonate ophthalmic suspension) 1% for the treatment of post-operative inflammation and pain following ocular surgery. INVELTYS is the first twice-daily ocular corticosteroid approved for this indication.

INVELTYSTM Important Safety Information

INVELTYS, as with other ophthalmic corticosteroids, is contraindicated in most viral diseases of the cornea and conjunctiva including epithelial herpes simplex keratitis (dendritic keratitis), vaccinia, and varicella, and also in mycobacterial infection of the eye and fungal diseases of ocular structures.

A prolonged use of corticosteroids may result in glaucoma with damage to the optic nerve, defects in visual acuity and fields of vision. If this product is used for 10 days or longer, IOP should be monitored.

Use of corticosteroids may result in posterior subcapsular cataract formation.

Use of steroids after cataract surgery may delay healing and increase the incidence of bleb formation. In those diseases causing thinning of the cornea or sclera, perforations have been known to occur with the use of topical steroids. The initial prescription and renewal of the medication order should be made by a physician only after examination of the patient with the aid of magnification such as slit lamp biomicroscopy and, where appropriate, fluorescein staining.

Prolonged use of corticosteroids may suppress the host response and thus increase the hazard of secondary ocular infections. In acute purulent conditions, steroids may mask infection or enhance existing infection.

Use of a corticosteroid medication in the treatment of patients with a history of herpes simplex requires great caution. Use of ocular steroids may prolong the course and may exacerbate the severity of many viral infections of the eye (including herpes simplex).

Fungal infections of the cornea are particularly prone to develop coincidentally with long-term local steroid application. Fungus invasion must be considered in any persistent corneal ulceration where a steroid has been used or is in use.

In clinical trials, the most common adverse drug reactions were eye pain (1%) and posterior capsular opacification (1%).  These reactions may have been the consequence of the surgical procedure.

Please see the full prescribing information available at: www.inveltys.com

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits:

99.1 Press Release of Kala Pharmaceuticals, Inc., dated August 23, 2018 (furnished herewith)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KALA PHARMACEUTICALS, INC.

Date: August 23, 2018	By:	/s/ Eric L. Trachtenberg
Name: Eric L. Trachtenberg
Title: General Counsel, Chief Compliance Officer & Corporate Secretary

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